Exhibit 10.7

AMENDMENT NUMBER ONE

TO THE

REWARDS NETWORK INC.

2004 NON-EMPLOYEE DIRECTOR AWARDS PROGRAM

WHEREAS, Rewards Network Inc. (the “Corporation”) has heretofore adopted and maintains the Rewards Network Inc. 2004 Non-Employee Director Awards Program (the “Program”); and

WHEREAS, the Corporation desires to amend the Program to (a) grant restricted stock units instead of stock options as a component of the Program and (b) amend the structure of the Quarterly Awards under the Program.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 8.3 of the Program, the Program is hereby amended as follows, effective as of the date hereof:

1. Section 4.1 of the Program is hereby amended to read in its entirety as follows:

Section 4.1 Director Restricted Stock Awards

On the date which is two full market days after each quarterly earnings announcement by the Corporation, each person who on such date is a Non-Employee Director shall receive a restricted stock unit award (the “Restricted Stock Award”) with respect to 2,000 shares of Common Stock. The Restricted Stock Award shall be granted pursuant to a Restricted Stock Award Agreement between the Corporation and the Non-Employee Director. The Restricted Stock Award shall vest on account of the Non-Employee Director’s continued service on the Board (i) on the first anniversary of the grant date with respect to one-third of the number of shares of Common Stock subject to the Restricted Stock Award on the grant date, rounded up to the nearest whole share, (ii) on the second anniversary of the grant date with respect to one-third of the number of shares of Common Stock subject to the Restricted Stock Award on the grant date, rounded down to the nearest whole share and (iii) on the third anniversary of the grant date with respect to the remaining shares of Common Stock subject to the Restricted Stock Award. The vesting of the Restricted Stock Award shall accelerate upon a Change in Control, as defined in the Restricted Stock Award Agreement. If the Non-Employee Director’s service on the Board terminates for any reason, the Non-Employee Director shall forfeit all rights with respect to the shares of Common Stock which are not vested as of the effective date of the Non-Employee Director’s termination of service on the Board and such unvested portion of the Restricted Stock Award shall be cancelled by the Corporation. The first Restricted Stock Award pursuant to this Section shall be made in the first quarter of 2005.

2. Section 4.2(a) of the Program is hereby amended to read in its entirety as follows:

(a) Eligibility for Quarterly Awards. On the last trading day of each respective calendar quarter, each Non-Employee Director will be eligible to receive a Quarterly Award consisting of a Non-Employee Director Fee. In addition, as part of the Quarterly Award, (i) the Chairman of the Board of Directors as of such date will be eligible to receive a Board Chairman Fee, (ii) the Audit Committee Chair as of such date will be eligible to receive an Audit Committee Chair Fee, and (iii) each other member of the Corporation’s Audit Committee as of such date will be eligible to receive an Audit Committee Member Fee. The Corporate Governance Committee will determine the amount of each of the fees that is a part of the Quarterly Award. Each Non-Employee Director may receive his or her Quarterly Award in cash or in a number of shares of Common Stock determined by dividing the Quarterly Award by the Fair Market Value of a share of Common Stock determined on the last trading day of the applicable calendar quarter. Fractional shares will be disregarded.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized officer on this 12th day of October, 2004.

Rewards Network Inc.

By:	/S/ KENNETH R. POSNER

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